UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021 (December 7, 2021)

BigBear.ai Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40031	85-4164597
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6811 Benjamin Franklin Drive, Suite 200

Columbia, MD 21046

(Address of principal executive offices, including Zip Code)

(410) 312-0085

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, $0.0001 par value	BBAI	New York Stock Exchange
Redeemable warrants, each full warrant exercisable for one share of common stock at an exercise price of $11.50 per share	BBAI.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On December 7, 2021, BigBear.ai Holdings, Inc. (f/k/a GigCapital4, Inc. (“GigCapital4”)) (the “Company” or “New Big Bear”) closed its business combination (the “Business Combination”) with BigBear.ai Holdings, LLC, a Delaware limited liability company (“BigBear”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2021, with GigCapital4 Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of GigCapital4 (“Merger Sub”), BigBear, and BBAI Ultimate Holdings, LLC, a Delaware limited liability company. The Merger Agreement was subsequently amended by the parties on August 6, 2021 and on November 29, 2021. In connection with the consummation of the Merger, the Company changed its name from GigCapital4, Inc. to BigBear.ai Holdings, Inc. Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the definitive proxy statement (the “Definitive Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2021 by GigCapital4.

Item 1.01	Entry into a Material Definitive Agreement.

Unsecured Convertible Notes and Indenture

In connection with the closing of the Business Combination, the Company entered into an indenture (the “Indenture”) with Wilmington Trust, National Association, a national banking association, (the “Indenture Trustee”) in its capacity as trustee thereunder, together with certain guarantors as parties thereto including, among others, the subsidiaries of the Company, in respect of the $200,000,000 of unsecured convertible notes due in 2026 (“Convertible Notes”) that were issued to certain investors (collectively, the “Convertible Note Investors”). The terms of the Convertible Notes are set forth in the convertible note subscription agreements, as amended on November 29, 2021, entered into between the Company and each of the Convertible Note Investors (the “Amended and Restated Convertible Note Subscription Agreements”), the Indenture and the form of Global Note attached as Exhibit A to the Indenture (the “Global Note”). The Convertible Notes mature on December 15, 2026 and, not including any interest payments that are settled with the issuance of shares, are convertible into 17,391,304 shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), plus certain interest payments described below, at a conversion price of $11.50 per share. However, if the average of the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day up to and including the final closing print (the “Daily VWAP”) during the 30 consecutive trading days immediately preceding the date that is 180 days after the closing of the Business Combination (the “Reset Date”) is less than $10.00, the conversion rate for the Convertible Notes shall be replaced, with effect from the Reset Date, by the lower of (a) $1,000 divided by 115% of the average of the Daily VWAP during the 30 consecutive trading days immediately preceding the Reset Date and (b) 102.2495. As a result, the conversion price of the Convertible Notes could be reset to as low as $9.78.

The Company may, at its election, force conversion of the Convertible Notes after December 15, 2022, subject to a holder’s prior right to convert, if the trading price of the Company’s common stock exceeds 130% of the conversion price 20 out of the preceding 30 trading days and 30-day average daily trading volume ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $3,000,000 for the first two (2) years after the initial issuance of the Convertible Notes and $2,000,000 thereafter. Upon such conversion, the Company will be obligated to pay all regularly scheduled interest payments, if any, due on the converted Convertible Notes on each interest payment date occurring after the conversion date for such conversion to, but excluding, the maturity date (such interest payments, an “Interest Make-Whole Payments”). In the event that a holder of the Convertible Notes elects to convert the Convertible Notes (a) prior to December 15, 2024, the Company will be obligated to pay an amount equal to twelve months of interest or (b) on or after December 15, 2024 but prior to December 15, 2025, any accrued and unpaid interest plus any remaining amounts that would be owed up to, but excluding, December 15, 2025. The Interest Make-Whole Payments will be payable in cash or shares of the Common Stock as set forth in the Indenture.

Following certain corporate events that occur prior to the maturity date or if the Company exercises its mandatory conversion right in connection with such corporate events, the Company will in certain circumstances increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such corporate events or has been forced to convert its Convertible Notes in connection with such corporate events, as the case may be.

The Company is subject to a number of covenants pursuant to the terms of the Indenture, including the following:

•

The Company will not pay dividends or other distributions to holders of the Company’s equity unless (1) Consolidated Adjusted EBITDA (as such term is defined in the Indenture) for the trailing four quarter period is equal to or greater than $50 million and (2) net leverage ratio is less than 4.5x on a pro forma basis after giving effect to the dividend/distribution any related transactions.

•	The Company and its subsidiaries are restricted from incurring indebtedness, subject to various carve outs plus certain other customary exclusions, including the following:

•	$50 million basket revolving facility to be provided by a regular bank, which can be secured by an all asset lien;

•	$75 million general debt basket (and a corresponding permitted lien);

•

acquisition indebtedness, provided that after giving pro forma effect to such acquisition, the Consolidated Total Indebtedness Ratio (as such term is defined in the Indenture) for the Company immediately subsequent to the date on which such additional indebtedness is incurred is less than or equal to immediately prior to such acquisition; and

•	unlimited unsecured subordinated indebtedness.

•	The Company and its subsidiaries are restricted from incurring liens on their assets, subject to the carve outs noted above and other customary exclusions.

•	The Company and its subsidiaries will not dispose of material intellectual property except to the Company or a guarantor subsidiary.

•	The Company and its subsidiaries will not engage in affiliate transactions involving aggregate payments or consideration in excess of $5,000,000, subject to customary exceptions.

If a Fundamental Change (as defined in the Indenture) occurs prior to the maturity date, holders of the Convertible Notes will have the right to require the Company to repurchase all or any portion of their Convertible Notes in principal amounts of $1,000 or an integral multiple thereof, at a repurchase price equal to the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

The foregoing description of the Amended and Restated Convertible Note Subscription Agreements, the Indenture and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to the text of the Amended and Restated Convertible Note Subscription Agreements, the form of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and to the text of the Indenture, including the form of Global Note attached as Exhibit A thereto, which is included as Exhibit 10.2 to this Current Report on Form 8-K.

Bank of America Credit Agreement

On December 7, 2021 (the “Closing Date”), the Company, as lead borrower, and certain subsidiaries of the Company designated as borrowers entered into a new senior credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the lenders named therein, for a $50.0 million senior secured revolving credit facility (the “Senior Revolver”). The proceeds may be used to finance working capital needs and other general corporate purposes of the Company and its subsidiaries.

The Senior Revolver has a four-year maturity.

Pursuant to (1) the Loan Guaranty, dated as of the Closing Date (the “Guaranty”), among the Company, the Subsidiary Guarantors and Bank of America, N.A., as administrative agent and collateral agent, all of the Company’s obligations (and all the obligations of the other Borrowers party to the Credit Agreement) under the Senior Revolver are guaranteed by the Company and subsidiary guarantors named therein (the “Subsidiary Guarantors”), as applicable, and (2) the Pledge and Security Agreement, dated as of the Closing Date (the “Security Agreement”), among the Company, the Subsidiary Guarantors and Bank of America, N.A., as administrative agent and collateral agent, subject to certain exceptions, the obligations under the Senior Revolver are secured by a pledge of 100% of the capital stock of certain domestic subsidiaries wholly-owned by the Company and a security interest in substantially all of the Company’s tangible and intangible assets and the tangible and intangible assets of each Subsidiary Guarantor.

The Senior Revolver includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the “swing loans.” Any issuance of letters of credit or making of a swing loan will reduce the amount available under the revolving credit facility.

At the Company’s option, the Company may increase the commitments under the Senior Revolver in an aggregate amount of up to the greater of $18.8 million or (y) 100% of consolidated adjusted EBITDA plus any additional amounts so long as certain conditions, including compliance with the applicable financial covenants for such period, in each case on a pro forma basis, are satisfied.

Borrowings under the Senior Revolver bear interest, at the Company’s option, at: (i) a base rate equal to the greater of (a) the prime rate of Bank of America, N.A., (b) the federal funds rate plus 0.5%, and (c) the BSBY rate plus 1.00%, plus the applicable Base Rate Margin (as set forth below) (provided that the base rate shall not be less than 0.00%); or (ii) the BSBY rate (provided that the BSBY shall not be less than 0.00%), plus the applicable BSBY Rate Margin (as set forth below). The Company is also required to pay an unused commitment fee to the lenders under the Senior Revolver at the Undrawn Commitment Fee (as set forth below) of the average daily unutilized commitments. The Company must also pay customary Letter of Credit Fees (as set forth below), including a fronting fee as well as administration fees.

As set forth herein, the applicable Base Rate Margin, BSBY Rate Margin, Letter of Credit Fee and Undrawn Commitment Fee are as follows:

(a) initially and until the first business day following the date a compliance certificate is delivered pursuant to the Credit Agreement:

BSBY Rate Margin	Base Rate Margin
2.00%	1.00%

provided that (i) in the case of letter of credit fees, the applicable margin then in effect with respect to the Senior Revolver that BSBY rate loans, (ii) in the case of swingline loans, the applicable margin then in effect with respect to the Senior Revolver that base rate loans, and (iii) the Undrawn Commitment Fee for the Senior Revolver is 0.25%.

(b) thereafter, the following pricing grid shall:

Applicable Rate

Pricing Level	Secured Net Leverage Ratio	BSBY Rate Loans & Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	< 1.75:1.0	1.75%	0.75%	0.25%
2	≥ 1.75:1.0, but < 2.00:1.0	2.00%	1.00%	0.25%
3	≥ 2.00:1.0, but < 2.50:1.0	2.50%	1.50%	0.25%
4	≥ 2.50:1.0	3.00%	2.00%	0.25%

The Credit Agreement requires the Company to make mandatory prepayments in the event that the revolving credit exposure (as defined in the Credit Agreement) of any class exceeds the revolving credit commitment of such class.

The Credit Agreement contains two financial covenants. (1) The Company is required to maintain at the end of each fiscal quarter, commencing with the quarter ending March 31, 2022, a consolidated secured net leverage ratio of not more than 3.00 to 1.00. (2) The Company is required to maintain at the end of each such fiscal quarter, commencing with the quarter ending March 31, 2022, a consolidated fixed charge coverage ratio of not less than 1.10 to 1.00; provided, that commencing with the quarter ending September 30, 2023, the Company will be required to maintain at the end of such fiscal quarter a consolidated fixed charge coverage ratio of not less than 1.25 to 1.00 in the event that the outstanding amount of revolving loans as of the end of such fiscal quarter exceeds 30% of the total revolving credit commitments.

The Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of its subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers or consolidations; (iv) dispose and sell assets; (v) pay dividends and distributions or repurchase capital stock; (vi) make investments, loans or advances; (vii) repay certain junior indebtedness; (viii) engage in certain transactions with affiliates; (ix) enter into sale and leaseback transactions; (x) amend material agreements governing certain junior indebtedness; (xi) change the lines of business and(xii) make certain acquisitions. The Credit Agreement contains customary affirmative covenants and events of default.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.17 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition of Disposition of Assets.

As previously reported in the Current Report on Form 8-K filed with the SEC on December 3, 2021, GigCapital4 held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the GigCapital4 stockholders considered and adopted, among other matters, the Merger Agreement. As previously reported in the Current Report on Form 8-K filed with the SEC on December 7, 2021, on December 7, 2021, the parties to the Merger Agreement consummated the Business Combination (such consummation, the “Closing”).

Prior to the Special Meeting, the holders of 24,878,693 shares of GigCapital4’s common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem those shares for cash at a price of $10.00073 per share, for an aggregate of approximately $248.8 million, which redemption occurred concurrent with the consummation of the Business Combination. Immediately after giving effect to the Business Combination (including as a result of the redemptions described above and the automatic separation of GigCapital4 units into New BigBear common stock and warrants) and the issuance of shares pursuant to the Backstop Subscription Agreement, as amended, as described in the Current Reports on Form 8-K filed with the SEC on November 30 and December 7, 2021 and the Payment Agreements described in the Current Report on Form 8-K filed with the SEC on December 7, 2021, there were (i) 135,566,227 shares of New BigBear issued and outstanding common stock, (ii) 18,571,240 shares of New BigBear common stock reserved for issuance pursuant to the 2021 Long Term Incentive Plan and 1,857,124 shares of New BigBear common stock reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan (iii) 23,058,594 shares of common stock reserved for issuance upon the conversion of the Convertible Notes, (iv) 366,533 shares of common stock issuable on the exercise of Private Placement Warrants, and (v) 11,959,980 shares of common stock issuable on the exercise of Public Warrants. Upon the Closing, GigCapital4’s units ceased trading, and New BigBear common stock and warrants began trading on the New York Stock Exchange (“NYSE”) under the symbol “BBAI” and “BBAI.WS” respectively. As of the date of Closing, our directors and executive officers and affiliated entities beneficially owned approximately 90.6% of New BigBear outstanding shares of common stock, and the former stockholders of GigCapital4 beneficially owned approximately 16% of New BigBear’s outstanding shares.

As noted above, the per share redemption price of $10.00073 for holders of Public Shares electing redemption was paid out of GigCapital4’s trust account, which after reductions for the redemptions, had a balance immediately prior to the Closing of approximately $110.02 million. In addition, approximately $300,000 remained in GigCapital4’s operating account immediately prior to the Closing.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as GigCapital4 was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company following the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements regarding the Company’s disclosure concerning the Company’s operations, cash flows, financial position and dividend policy. The risks and uncertainties include, but are not limited to:

•	our limited operating history as a combined company makes it difficult to evaluate our current business and future prospects;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business, financial condition, growth and the actions we may take in response thereto;

•	the high degree of uncertainty of the level of demand for and market utilization of our solutions and products;

•	substantial regulation and the potential for unfavorable changes to, or failure by us to comply with, these regulations, which could substantially harm our business and operating results;

•	our dependency upon third-party service providers for certain technologies;

•	increases in costs, disruption of supply or shortage of materials, which could harm our business;

•	developments and projections relating to our competitors and industry;

•	the unavailability, reduction or elimination of government and economic incentives, which could have a material adverse effect on our business, prospects, financial condition and operating results;

•	our management team’s limited experience managing a public company;

•	the possibility of our need to defend ourselves against fines, penalties and injunctions if we are determined to be promoting products for unapproved uses;

•	concentration of ownership among our existing executive officers, directors and their respective affiliates, which may prevent new investors from influencing significant corporate decisions;

•	if the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the potential for the market price of our securities to decline;

•	the risk that the Business Combination disrupts current plans and operations of our business as a result of consummation of the transactions described herein; and

•	the risk that our significant increased expenses and administrative burdens as a public company could have an adverse effect on our business, financial condition and results of operations.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Current Report on Form 8-K. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks that the Company describes in the reports it will file from time to time with the SEC after the date of this Current Report on Form 8-K.

In addition, statements that “the Company believes” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based on information available to the Company as of the date of this Current Report on Form 8-K. And while the Company believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. The Company’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although the Company believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this Current Report on Form 8-K and any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf.

Business

The business of the Company is described in the Definitive Proxy Statement in the section titled “Information About New BigBear” and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Definitive Proxy Statement in the section titled “Risk Factors” and are incorporated herein by reference.

Financial Information

Subject to the disclosure set forth in the subsequent paragraphs, the financial information of the Company and related discussion and analysis by the management of the Company is contained in the Definitive Proxy Statement in the section titled “Summary Historical Financial Information of BigBear.ai Holdings, LLC” and “BigBear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and is incorporated herein by reference.

The unaudited consolidated financial statements as of and for the three months ended September 30, 2021 of BigBear set forth in Exhibit 99.2 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of BigBear’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of BigBear as of and for the year ended December 31, 2020 and the related notes included in the Definitive Proxy Statement, the section entitled “BigBear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information that BigBear management believes is relevant to an assessment and understanding of BigBear’s interim condensed consolidated results of operations and financial condition. The following discussion and analysis should be read in conjunction with BigBear’s interim condensed consolidated financial statements and notes to those statements included elsewhere in this Current Report on Form 8-K. This discussion and analysis should also be read together with the section of the Definitive Proxy Statement entitled “Information About New BigBear.” Certain information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” in the Definitive Proxy Statements. Please see “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this current report on Form 8-K. Unless the context otherwise requires, all references in this section to the “Company,” “BigBear,” “we,” “us” or “our” refer to BigBear prior to the consummation of the Business Combination.

The following discussion and analysis of financial condition and results of operations of BigBear is provided to supplement the interim condensed consolidated financial statements and the accompanying notes of BigBear included elsewhere in this Current Report on Form 8-K. We intend for this discussion to provide the reader with information to assist in understanding BigBear’s interim condensed consolidated financial statements and the accompanying notes, the changes in those financial statements and the accompanying notes from period to period, and the primary factors that accounted for those changes. The discussion and analysis of financial condition and results of operations of BigBear is organized as follows:

•

Business Overview: This section provides a general description of BigBear’s business, our priorities and the trends affecting our industry in order to provide context for management’s discussion and analysis of our financial condition and results of operations.

•	Recent Developments: This section provides recent developments that we believe are necessary to understand our financial condition and results of operations.

•	Results of Operations: This section provides a discussion of the historical results of operations for the following periods:

•	the three and nine-month periods ended September 30, 2021 (the “Successor 2021 Q3 Period” and “Successor 2021 Period,” respectively);

•	the three months ended September 30, 2020 (the “Successor 2020 Q3 Period”);

•	the period from May 22, 2020 through September 30, 2020 (the “Successor 2020 Period”);

•	the three and nine-month periods ended September 30, 2020 (the “Predecessor 2020 Q3 Period” and “Predecessor 2020 Period,” respectively); and

•

the three and nine-month periods ended September 30, 2020 that gives effect to each acquisition as if each had been completed as of January 1, 2020 (the “Successor 2020 Q3 Pro Forma Period” and “Successor 2020 Pro Forma Period”). Our historical results of operations for the Successor 2020 Period and Successor 2020 Q3 Period only include the results of operations of NuWave Solutions, LLC (“NuWave”) from the effective date of its acquisition, and BigBear.ai, LLC (“BigBear.ai”) from its formation.

•	Liquidity and Capital Resources: This section provides an analysis of our ability to generate cash and to meet existing or reasonably likely future cash requirements.

•

Critical Accounting Policies and Estimates: This section discusses the accounting policies and estimates that we consider important to our financial condition and results of operations and that require significant judgment and estimates on the part of management in their application. In addition, our significant accounting policies, including critical accounting policies, are summarized in Note B in our audited financial statements for the year ended December 31, 2020 included in the Definitive Proxy Statement.

Information for the Successor 2021 Q3 Period, Successor 2021 Period, Successor 2020 Q3 Period, Successor 2020 Period, Predecessor 2020 Q3 Period, and Predecessor 2020 Period has been derived from our interim condensed consolidated financial statements. Information for the Successor 2020 Q3 Pro Forma Period and the Successor 2020 Pro Forma Period has been derived from our interim condensed consolidated financial statements, as well as pre-acquisition accounting records of the acquired entities. All amounts are presented in thousands of U.S. dollars unless otherwise stated.

Business Overview

Our mission is to enable real-time decision-making dominance and provide competitive advantage for our customers through the application of our novel artificial intelligence (“AI”), machine learning (“ML”), and technical consulting solutions and services that make sense of sensitive, proprietary, and commercial data in complex, rapidly changing environments.

Our customized solutions (Observe, Orient, and Dominate) allow customers to catalog, curate, manage, automate, and visualize data feeds that can be leveraged to inform decision-making and create decision advantages in the most complex operational environments. Our combination of the latest AI/ML technologies, along with hands-on support from our team members is critical, especially for government customers, for several reasons:

•	It provides us with opportunities to interact directly with our customers and build intimate customer relationships;

•	It allows us to work alongside our customers and understand their needs so that we can better tailor agile solutions to meet those needs as mission objectives evolve;

•	It grants access to real operational environments where we can test current and future technology-enabled solutions;

•	It offers insights into the future technology needs of our customers, which helps inform our investment in research and development and the design of new offerings; and

•	It presents unique and complex challenges that require us to operationalize the latest breakthroughs in AI/ML technologies and push the envelope in terms of flexibility and scale.

These factors along with our success in the development and deployment of our solutions for government customers strengthens the value proposition of our commercial enterprise offerings.

We provide our customers with an unrivaled competitive advantage in a world driven by data that is growing exponentially in terms of volume, variety, and velocity. Our defense and intelligence customers operate in some of the most complex and data intensive environments, and we believe that the design and agility of our solutions make them equally valuable to commercial enterprises. Our data, analytics, and decision-making solutions already focus on issues such as transportation and logistics, geographical infrastructure, movement patterns, customer demand signals, economic/market analysis, and demand forecasting. We believe that our solutions can more readily provide commercial customers with superior results in shorter timeframes than our competitors. While our push into commercial markets is still in its nascent stages, our efforts have already yielded several new relationships and a considerable pipeline of opportunities which we plan to capitalize on in the next year.

Recent Developments

Acquisition Activity

Affiliates of AE Industrial Partners Fund II, LP (“AE”), a private equity firm specializing in aerospace, defense, space and government services, power generation, and specialty industrial markets, formed a series of acquisition vehicles on May 22, 2020, which included Lake Parent, LLC (“Lake Parent”), BigBear, BigBear.ai Intermediate Holdings, LLC (“BigBear Intermediate”) and BigBear.ai, with Lake Parent being the top holding company. BigBear.ai and BigBear Intermediate are wholly owned direct or indirect subsidiaries of BigBear.

On June 19, 2020, BigBear.ai acquired 100% of the equity of NuWave. NuWave is a leading provider of data management, advanced analytics, artificial intelligence, machine learning, and cloud solutions that deliver anticipatory intelligence and advanced decision support solutions and technologies to the Federal Government. NuWave provides innovative, customized solutions through development, selection, and integration of leading technologies. NuWave has expertise in advanced technologies across the analytics and data management lifecycle and applies its expertise and teamwork to give customers the ability to solve complex problems, communicate, and manage information.

Separately, AE also formed a series of acquisition vehicles on October 8, 2020, which included BBAI Ultimate Holdings, LLC (formerly known as PCISM Ultimate Holdings, LLC) (“BBAI Ultimate Holdings”), PCISM Holdings, LLC (“PCISM Holdings”), PCISM Intermediate Holdings, LLC and PCISM Intermediate II Holdings, LLC. On October 23, 2020 PCISM Holdings acquired PCI Strategic Management, LLC (“PCI”). PCI is a technology-focused company that provides cybersecurity and computer network operations, cloud engineering and IT infrastructure, data analytics, and system engineering solutions and related services. PCI is a trusted advisor to the U.S. intelligence community, Department of Defense (the “DoD”), and Federal Government, developing leading-edge mission solutions using emerging technologies and proven practices to solve the most complex cybersecurity, cloud, and enterprise IT challenges of its customers.

On December 2, 2020, NuWave entered into an agreement with Open Solutions Group, LLC (“Open Solutions”) to acquire 100% of its equity. Open Solutions specializes in big data computing and analytics, cloud computing, artificial intelligence, machine learning, geospatial information systems, data mining and systems engineering to customers in the U.S. defense and intelligence communities. Open Solutions combines comprehensive technology solutions with its BigBear Platform to create entirely private, secure, and unique cloud environments that have helped organizations enable big data computing, machine learning and improved decision-making while better managing risk. Open Solutions specializes in helping customers make sense of their data by delivering the most advanced customized data analytics solutions.

On December 21, 2020, BigBear.ai acquired the Government Services division of ProModel Government Solutions Inc. (“ProModel”). ProModel is an agile provider of mission critical predictive and prescriptive analytics software solutions for decision support to the DoD and U.S. Government. For more than 25 years, ProModel has built innovative and adaptable custom model-based software solutions to visualize complex and disparate data, synchronize operational needs, mitigate risk and optimize resources to support strategic and tactical decisions for the DoD and other federal government agencies.

On December 21, 2020, BigBear.ai acquired 100% of the equity of PCI in a series of transactions which resulted in BigBear being a wholly owned subsidiary of BBAI Ultimate Holdings. This transaction left Lake Parent with no assets or operations, and it was dissolved.

Merger Agreement and Public Company Costs

On June 4, 2021, GigCapital4 entered into a Merger Agreement with Merger Sub, BigBear, and BBAI Ultimate Holdings

Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into BigBear, with BigBear being the surviving entity in the merger (the “First Merger”), and (ii) immediately following the First Merger, BigBear will merge with and into GigCapital4, with GigCapital4 being the surviving entity in the merger (the “Second Merger” and together with the First Merger, the “Merger” and together with the other transactions contemplated by the Merger Agreement, the Business Combination).

On December 7, 2021, the Merger was consummated and upon closing of the Merger, GigCapital4, Inc. was renamed to BigBear.ai Holdings, Inc. (“New BigBear”). The Merger is accounted for as a reverse recapitalization in which GigCapital4 is treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of the Company in many respects. The Company was deemed the accounting predecessor and the combined entity will be the successor SEC registrant, New BigBear.

As a result of the Merger, New BigBear issued 105,000,000 shares of common stock and paid $75,000 to BBAI Ultimate Holdings in exchange for units of the Company. New BigBear received aggregate gross proceeds of $110,021 from the trust account, $200,000 of convertible note financing, and $80,000 of PIPE financing from AE BBAI Aggregator, LP, an affiliate of AE, in exchange for the issuance of 8,000,000 New BigBear shares. New BigBear also issued 1,495,320 shares of common stock to certain advisors in lieu of cash for fees payable for services in connection with the Merger or GigCapital4’s IPO. Proceeds from the Merger were partially used to fund the $114,393 repayment of the Antares Loan and transaction costs of $19,750.

The convertible note financing bears interest at a rate of 6.0% per annum, payable semi-annually, and convertible into shares of common stock at an initial Conversion Price of $11.50. The Conversion Price is subject to adjustments, including but not limited to, a Conversion Rate Reset 180 days after December 7, 2021 should certain daily volume-weighted average price thresholds be met. The convertible note financing matures five years after issuance.

As a result of Forward Share Purchase Agreements executed with certain shareholders prior to the shareholder vote, $101,021 of the proceeds from the trust account will be restricted for up to a period of three months following the Merger, at which point each shareholder will have the right to sell its shares to New BigBear for $10.15. Until the end of the three-month period, shareholders can sell shares on the open market provided the share price is at least $10.00 per share. If shareholders sell any shares in the open market within the first month of the three-month period and at a price greater than $10.05, New BigBear will pay the shareholders $0.05 per share sold.

COVID-19 Operational Posture and Current Impact

Authorities around the world have implemented numerous measures to try to reduce the spread of the virus and such measures have impacted and continue to impact us and our and consumers. While some of these measures have been lifted or eased in certain jurisdictions, other jurisdictions have seen a resurgence of COVID-19 cases resulting in reinstitution or expansion of such measures. We are subject to Executive Order 14042, which mandates vaccinations for employees of businesses servicing federal contracts, except for employees who qualify for medical or religious exemptions. We have announced a Company policy which complies with Executive Order 14042. In response to the exposure of COVID-19 on our business and workforce, we have activated a pandemic crisis response plan to protect the health and safety of our team members, families, customers and communities, while continuing to meet our commitments to customers. Our mitigation strategies cover employee preparation, travel, security, the ability to work virtually offsite and communications.

While not currently known, the full impact of COVID-19 could have a material impact on our financial condition and results of operations. The Company continues to closely monitor the current macro environment related to monetary and fiscal policies, as well as pandemics or epidemics, such as the COVID-19 outbreak.

Significant Contract Awards

During the Successor 2021 Q3 Period, we were awarded more than $150 million of new contract awards, bringing total backlog to $485 million as of September 30, 2021. Key developments include the following:

•	Entered into a one-year contract with the Defense Intelligence Agency to develop a force element tracking and identity platform utilizing Machine Assisted Rapid Repository Services solution.

•	Awarded the five-year, single award TACTICALCRUISER contract by the United States Cyber Command.

•	Entered into a memorandum of understanding with Redwire Corporation for the development of advanced cyber resiliency capabilities for future space missions.

•	Awarded one of two Global Force Information Management Phase 1 Prototype contracts by the United States Army.

•

Entered into a three-year commercial partnership with Terran Orbital to support manufacturing and supply chain optimization, constellation tasking optimization, space situational awareness analytics, and sensor exploitation to identify relevant insights.

Palantir Commercial Partnership

On November 15, 2021, we announced a commercial partnership with Palantir Technologies Inc. (“Palantir”), a software company that builds enterprise data platforms for use by organizations with complex and sensitive data environments, under which our and Palantir’s products will be integrated to extend the operating system for the modern enterprise with data and AI that provide advice and other actionable insights for complex business decisions. As part of the integrated product offering, Palantir’s Foundry platform will be integrated with our Observe, Orient and Dominate products, creating powerful machine learning extensions for the Palantir ecosystem that will provide global data collection, generate actionable insights, and deliver anticipatory intelligence at enterprise scale to address high-growth federal and commercial verticals including space, retail, logistics and energy. We will have an opportunity to extend Palantir’s products with its forecasting, course of action optimization, conflation, computer vision, natural language processing, and other predictive analytics via low-code interfaces.

Components of Results of Operations

Revenues

We generate revenue by providing our customers with highly customizable solutions and services for data ingestion, data enrichment, data processing, artificial intelligence, machine learning, predictive analytics and predictive visualization. We have a diverse base of customers, including government defense, government intelligence, as well as various commercial enterprises.

Cost of Revenues

Cost of revenues primarily includes salaries, stock-based compensation expense, and benefits for personnel involved in performing the services described above as well as allocated overhead and other direct costs.

We expect that cost of revenues will increase in absolute dollars as our revenues grow and will vary from period-to-period as a percentage of revenues.

Selling, General and Administrative

Selling, general and administrative expenses include salaries, stock-based compensation expense, and benefits for personnel involved in our executive, finance, accounting, legal, human resources, and administrative functions, as well as third-party professional services and fees, and allocated overhead.

We expect that selling, general and administrative expenses will increase in absolute dollars as we hire additional personnel and enhance our systems, processes, and controls to support the growth in our business as well as our increased compliance and reporting requirements as a public company.

Research and Development

Research and development expenses primarily consist of salaries, stock-based compensation expense, and benefits for personnel involved in research and development activities as well as allocated overhead. Research and development expenses are expensed in the period incurred.

We expect research and development expenses to increase in future periods as we continue to invest in research and development activities to achieve our operational and commercial goals.

Transaction Expenses

Transaction expenses consist of acquisition costs and other related expenses incurred in acquiring NuWave, PCI, Open Solutions, and ProModel as well as costs associated with evaluating other acquisition opportunities.

We expect to incur acquisition costs and other related expenses periodically in the future as we continue to seek acquisition opportunities to expand our technological capabilities.

Interest Expense

Interest expense consists primarily of interest expense, commitment fees, and debt issuance cost amortization under our credit facilities.

Income Tax Expense

Income tax expense consists of income taxes related to federal and state jurisdictions in which we conduct business.

Segments

We have two operating segments, Cyber & Engineering and Analytics, which were determined based on the manner in which the chief operating decision maker (“CODM”), who is our Chief Executive Officer, manages our operations for purposes of allocating resources and evaluating performance. Various factors, including our organizational and management reporting structure, customer type, economic characteristics, financial metrics and other factors were considered in determining these operating segments.

Our operating segments are described below:

•

Cyber & Engineering: The Cyber & Engineering segment provides high-end technology and management consulting services to its customers. This segment focuses in the areas of cloud engineering and enterprise IT, cybersecurity, computer network operations and wireless, systems engineering, as well as strategy and program planning. The segment’s primary solutions relate to the development and deployment of customized solutions in the areas of cloud engineering and IT infrastructure, cybersecurity and computer network operations, data analytics and visualization, and system engineering and program planning. The results of PCI are included in the Cyber & Engineering segment results.

•

Analytics: The Analytics segment provides high-end technology and consulting services to its customers. This segment focuses on the areas of big data computing and analytical solutions, including predictive and prescriptive analytics solutions. The segment’s primary solutions assist customers in aggregating, interpreting, and synthesizing data to enable real-time decision-making capabilities. The results of NuWave, Open Solutions, and ProModel are included in the Analytics segment results.

Results of Operations

The results of operations for the Successor 2021 Q3 and Successor 2021 Periods include the results of PCI, NuWave, Open Solutions, ProModel and BigBear.ai from the beginning of the period.

The results of operations for the Successor 2020 Q3 Period include the results of NuWave and BigBear.ai from the beginning of the period. The results of operations for the Successor 2020 Period include the results of NuWave from the effective date of its acquisition and BigBear.ai from the beginning of the period.

The results of operations for the Predecessor 2020 Q3 and Predecessor 2020 Periods include the results of PCI from the beginning of the period.

As described above and as illustrated in the table below, these periods presented are not directly comparable.

	Successor				Predecessor
	2021 Q3	2020 Q3	2021	2020	2020 Q3	2020
PCI	July 1, 2021 – September 30, 2021	Not Applicable	January 1, 2021 – September 30, 2021	Not Applicable	July 1, 2020 – September 30, 2020	January 1, 2020 – September 30, 2020
Open Solutions					Not Applicable
ProModel
NuWave		July 1, 2020 – September 30, 2020		June 19, 2020 – September 30, 2020
BigBear.ai				May 22, 2020 – September 30, 2020

The Successor 2020 Q3 Pro Forma and Successor 2020 Pro Forma Periods include the results of operations for the Successor 2020 Period and reflects the impact of the acquisitions of NuWave, PCI, Open Solutions and ProModel as if each occurred on January 1, 2020.

The following table summarizes our Successor 2020 Q3 Pro Forma Period statements of operations:

	Successor 2020 Q3 (Historical)	PCI Three months ended September 30, 2020 (Historical)	Open Solutions Three months ended September 30, 2020 (Historical)	ProModel Three months ended September 30, 2020 (Historical)	Acquisition Accounting Adjustments		Successor 2020 Q3 Pro Forma
Revenues	$7,802	$17,899	$6,214	$4,090	$(417	)(a)	$35,588
Cost of revenues	5,584	13,972	3,610	2,460	(417	)(a)	25,209

Gross margin	2,218	3,927	2,604	1,630	—		10,379
Operating expenses:
Selling, general and administrative	1,910	2,426	1,148	403	1,359	(b)	7,246
Research and development	184	41	—	—	—		225

Operating income (loss)	124	1,460	1,456	1,227	(1,359)		2,908
Interest expense	65	—	—	—	1,915	(c)	1,980

Income (loss) before taxes	59	1,460	1,456	1,227	(3,274)		928
Income tax (benefit) expense	(14)	—	(10)	(266)	1,068	(d)	778

Net income (loss)	$73	$1,460	$1,466	$1,493	$(4,342)		$150

(a)	Adjustment to eliminate $417 of pre-acquisition intercompany revenues and cost of revenues between NuWave and ProModel.
(b)	Adjustment to include pre-acquisition amortization of the acquired intangible assets of $283 for PCI, $637 for Open Solutions, and $439 for ProModel.
(c)

Adjustment to (1) include the interest expense of $576 to finance the PCI Acquisition, $583 to finance the Open Solutions Acquisition, and $756 to finance the ProModel Acquisition as if each acquisition had taken place on January 1, 2020, based on the effective interest rate of the credit facility used to finance the acquisitions.

(d)

Adjustment for income taxes of $79 expense for NuWave, $278 expense for PCI, $161 expense for Open Solutions, and $550 expense for ProModel, applying a statutory tax rate of 21% as if the acquisitions had taken place on January 1, 2020.

The following table summarizes our Successor 2020 Pro Forma Period statements of operations:

	Successor 2020 (Historical)	NuWave January 1, 2020 – June 18, 2020 (Historical)	PCI Nine months ended September 30, 2020 (Historical)	Open Solutions Nine months ended September 30, 2020 (Historical)	ProModel Nine months ended September 30, 2020 (Historical)	Acquisition Accounting Adjustments		Successor 2020 Pro Forma
Revenues	$9,183	$10,809	$55,093	$18,506	$12,182	$(1,241	)(a)	$104,532
Cost of revenues	6,325	5,436	43,088	10,750	7,326	(1,241	)(a)	71,684

Gross margin	2,858	5,373	12,005	7,756	4,856	—		32,848
Operating expenses:
Selling, general and administrative	2,024	3,266	7,183	3,418	1,201	4,792	(b)	21,884
Research and development	258	—	77	—	—	—		335
Transaction expenses	1,662	—	—	—	—	8,429	(c)	10,091

Operating (loss) income	(1,086)	2,107	4,745	4,338	3,655	(13,221)		538
Interest expense (income)	65	—	1	(3)	—	6,578	(d)	6,641

(Loss) income before taxes	(1,151)	2,107	4,744	4,341	3,655	(19,799)		(6,103)
Income tax (benefit) expense	(296)	(6)	7	51	903	(1,995	)(e)	(1,336)

Net (loss) income	$(855)	$2,113	$4,737	$4,290	$2,752	$(17,804)		$(4,767)

(a)	Adjustment to eliminate $1,241 of pre-acquisition intercompany revenues and cost of revenues between NuWave and ProModel.
(b)	Adjustment to include pre-acquisition amortization of the acquired intangible assets of $735 for NuWave, $849 for PCI, $1,901 for Open Solutions, and $1,307 for ProModel.
(c)	Adjustment for transaction costs related to the acquisition of PCI for $3,484, Open Solutions for $2,432, and ProModel $2,513.
(d)

Adjustment to (1) include the interest expense of $861 to finance the NuWave Acquisition, $1,728 to finance the PCI Acquisition, $1,738 to finance the Open Solutions Acquisition, and $2,252 to finance the ProModel Acquisition as if each acquisition had taken place on January 1, 2020, based on the effective interest rate of the credit facility used to finance the acquisitions, and (2) eliminate $1 of pre-acquisition interest expense, including amortization of deferred financing fees, related to the outstanding debt balances for PCI, which were settled by the sellers of PCI with proceeds from the sale.

(e)

Adjustment for income taxes of $113 expense for NuWave, $(283) benefit for PCI, $(414) benefit for Open Solutions, and $(1,411) benefit for ProModel, applying a statutory tax rate of 21% as if the acquisitions had taken place on January 1, 2020.

The following table summarizes our interim condensed consolidated statements of operations data:

	Successor				Predecessor		Successor
	Three months ended September 30, 2021	Three months ended September 30, 2020	Nine months ended September 30, 2021	Period from May 22, 2020 through September 30, 2020	Three months ended September 30, 2020	Nine months ended September 30, 2020	Three months ended September 30, 2020 Q3 Pro Forma	Nine months ended September 30, 2020 Pro Forma
Revenues	$40,219	$7,802	$112,100	$9,183	$17,899	$55,093	$35,588	$104,532
Cost of revenues	29,421	5,584	81,859	6,325	13,972	43,088	25,209	71,684

Gross margin	10,798	2,218	30,241	2,858	3,927	12,005	10,379	32,848
Operating expenses:
Selling, general and administrative	12,038	1,910	32,557	2,024	2,426	7,183	7,246	21,884
Research and development	1,363	184	4,158	258	41	77	225	335
Transaction expenses	—	—	—	1,662	—	—	—	10,091

Operating (loss) income	(2,603)	124	(6,474)	(1,086)	1,460	4,745	2,908	538
Interest expense	1,870	65	5,579	65	—	1	1,980	6,641
Other income, net	—	—	(1)	—	—	—	—	—

(Loss) income before taxes	(4,473)	59	(12,052)	(1,151)	1,460	4,744	928	(6,103)
Income tax (benefit) expense	(1,327)	(14)	(3,294)	(296)	—	7	778	(1,336)

Net (loss) income	$(3,146)	$73	$(8,758)	$(855)	$1,460	$4,737	$150	$(4,767)

Successor 2021 Q3 Period, Successor 2020 Q3 Period, Predecessor 2020 Q3 Period, and Successor 2020 Q3 Pro Forma Period

Revenues

	Successor 2021 Q3	Successor 2020 Q3	Predecessor 2020 Q3	Successor 2020 Q3 Pro Forma
Revenues:
Cyber & Engineering	$19,229	$—	$17,899	$17,899
Analytics	20,990	7,802	—	17,689

Total Revenues	$40,219	$7,802	$17,899	$35,588

Total revenue was $40,219 for the Successor 2021 Q3 Period as compared to $7,802 for the Successor 2020 Q3 Period, $17,899 for the Predecessor 2020 Q3 Period, and $35,588 for the Successor 2020 Q3 Pro Forma Period.

Cyber and Engineering revenue was $19,229 for the Successor 2021 Q3 Period as compared to $17,899 for the Predecessor 2020 Q3 Period and Successor 2020 Q3 Pro Forma Period. Revenue increased approximately $1,650 in the Successor 2021 Q3 Period relative to the Predecessor 2020 Q3 Period as a result of increased volume on existing contracts as well as new contract awards. The increase was partially offset by a decrease in revenue of approximately $320 in the Successor 2021 Q3 Period relative to the Predecessor 2020 Q3 period due to the completion of certain contracts.

Analytics revenue was $20,990 for the Successor 2021 Q3 Period as compared to $7,802 for the Successor 2020 Q3 Period and $17,689 for the Successor 2020 Q3 Pro Forma Period. Analytics revenue increased $13,188 from the Successor 2020 Q3 Period due to the inclusion of revenue from Open Solutions and ProModel. Analytics revenue increased $3,301 from the Successor 2020 Q3 Pro Forma Period. This increase was primarily attributable to new contract awards.

Cost of Revenues

	Successor 2021 Q3	Successor 2020 Q3	Predecessor 2020 Q3	Successor 2020 Q3 Pro Forma
Cost of revenues:
Cyber & Engineering	$15,502	$—	$13,972	$13,972
Analytics	13,919	5,584	—	11,237

Total cost of revenues	$29,421	$5,584	$13,972	$25,209

Total cost of revenues was $29,421 for the Successor 2021 Q3 Period as compared to $5,584 for the Successor 2020 Q3 Period, $13,972 for the Predecessor 2020 Q3 Period, and $25,209 for the Successor 2020 Q3 Pro Forma Period.

Cyber and Engineering cost of revenues as a percentage of revenue was 81% for the Successor 2021 Q3 Period as compared to 78% for the Predecessor 2020 Q3 and Successor 2020 Q3 Pro Forma Periods. The increase in cost of revenues as a percentage of revenue in the Successor 2021 Q3 Period relative to the Predecessor 2020 Q3 and Successor 2020 Q3 Pro Forma Periods was primarily driven by increased subcontractor costs.

Analytics cost of revenues as a percentage of revenue was 66% for the Successor 2021 Q3 Period as compared to 72% and 64% for the Successor 2020 Q3 Period and Successor 2020 Q3 Pro Forma Period, respectively. The increase in cost of revenues as a percentage of revenue for the Successor 2021 Q3 Period relative to the Successor 2020 Q3 Pro Forma Period was primarily due to increased subcontractor costs. The decrease in cost of revenues as a percentage of revenue for the Successor 2021 Q3 Period relative to the Successor 2020 Q3 Period was primarily due to contract mix.

Selling, General and Administrative

Selling, general and administrative expenses as a percentage of revenue for the Successor 2021 Q3 Period was 30% as compared to 24% for the Successor 2020 Q3 Period, 14% for the Predecessor 2020 Q3 Period, and 20% for the Successor 2020 Q3 Pro Forma Period. The increase in selling, general and administrative expenses as a percentage of revenue for the Successor 2021 Q3 Period relative to the Successor 2020 Q3, Predecessor 2020 Q3, and Successor 2020 Q3 Pro Forma Periods was primarily driven by increased payroll, information technology, and employee recruiting expenses incurred to increase personnel in advance of the planned growth of our business in the fourth quarter of 2021, as well as the increased compliance and reporting costs associated with preparing to become a public company. Additionally, the increase for the Successor 2021 Q3 Period includes $1,510 of capital market advisory fees related to preparation for the Business Combination, $1,482 related to the termination of certain legacy employee incentive benefits, $740 of non-recurring integration costs to streamline business functions across the Company and realize synergies from our acquisitions, and $773 of non-recurring commercial start-up costs incurred prior to the commencement of operations of the Company’s commercial market solutions.

Research and Development

Research and development expenses were $1,363 for the Successor 2021 Q3 Period as compared to $184 for the Successor 2020 Q3 Period, $41 for the Predecessor 2020 Q3 Period, and $225 for the Successor 2020 Q3 Pro Forma Period. The increase in research and development expenses was driven by increased investment in various research projects aimed at continuing to develop and refine our solutions, including enhancing features and functionality, adding new modules, and improving the application of the latest AI/ML technologies in the solutions we deliver to our customers.

Interest Expense (Income)

Interest expense was $1,870 for the Successor 2021 Q3 Period as compared to $65 for the Successor 2020 Q3 Period, $0 for the Predecessor 2020 Q3 Period, and $1,980 for the Successor 2020 Q3 Pro Forma Period. The interest expense in the Successor 2021 Q3 Period was primarily incurred in connection with the Company’s Antares Capital Credit Facility, which was entered into in December 2020. Refer to our Liquidity and Capital Resources discussion below for more information.

Income Tax (Benefit) Expense

Income tax benefit was $(1,327) for the Successor 2021 Q3 Period as compared to $(14) benefit for the Successor 2020 Q3 Period and $0 for the Predecessor 2020 Q3 Period.

The following table provides information regarding our income tax (benefit) expense during the periods indicated:

	Successor 2021 Q3	Successor 2020 Q3	Predecessor 2020 Q3
Income tax (benefit) expense	$(1,327)	$(14)	$—
Effective tax rate	29.7%	(23.7)%	0.0%

Upon formation, the Successor was established as a limited liability company and elected to be taxed as a corporation for income tax purposes. Consequently, the Successor is generally subject to federal, state and local corporate income taxes. The effective tax rate for the Successor 2021 Q3 and Successor 2020 Q3 Periods differ from the U.S. federal income tax rate of 21.0% primarily due to state and local corporate income taxes, offset by non-deductible expenses. The Predecessor was established and taxed as a partnership and, therefore, was generally not subject to federal, state and local corporate income taxes.

As of September 30, 2021, the Company determined that it is more-likely-than-not that substantially all of its deferred tax assets will be realized in the future.

Refer to Note H—Income Taxes of the Notes to interim condensed consolidated financial statements for further discussion.

Successor 2021 Period, Successor 2020 Period, Predecessor 2020 Period, and Successor 2020 Pro Forma Period

Revenues

	Successor 2021	Successor 2020	Predecessor 2020	Successor 2020 Pro Forma
Revenues:
Cyber & Engineering	$58,039	$—	$55,093	$55,093
Analytics	54,061	9,183	—	49,439

Total Revenues	$112,100	$9,183	55,093	$104,532

Total revenue was $112,100 for the Successor 2021 Period as compared to $9,183 for the Successor 2020 Period, $55,093 for the Predecessor 2020 Period, and $104,532 for the Successor 2020 Pro Forma Period.

Cyber and Engineering revenue was $58,039 for the Successor 2021 Period as compared to $55,093 for the Predecessor 2020 Period and Successor 2020 Pro Forma Period. Revenue increased approximately $3,350 in the Successor 2021 Period relative to the Predecessor 2020 and Successor 2020 Pro Forma Periods due to increased volume on existing contracts as well as new contract awards. The increase was partially offset by a decrease in revenue of approximately $404 in the Successor 2021 Period relative to the Predecessor 2020 and Successor 2020 Pro Forma Periods due to the completion of certain contracts.

Analytics revenue was $54,061 for the Successor 2021 Period as compared to $9,183 for the Successor 2020 Period and $49,439 for the Successor 2020 Pro Forma Period. Analytics revenue increased $44,878 from the Successor

2020 Period due to the inclusion of revenue from Open Solutions and ProModel, and the full nine months of activity for NuWave. Analytics revenue increased $4,622 from the Successor 2020 Pro Forma Period. This increase was primarily attributable to new contract awards.

Cost of Revenues

	Successor 2021	Successor 2020	Predecessor 2020	Successor 2020 Pro Forma
Cost of revenues:
Cyber & Engineering	$46,642	$—	$43,088	$43,088
Analytics	35,217	6,325	—	28,596

Total cost of revenues	$81,859	$6,325	$43,088	$71,684

Total cost of revenues was $81,859 for the Successor 2021 Period as compared to $6,325 for the Successor 2020 Period, $43,088 for the Predecessor 2020 Period, and $71,684 for the Successor 2020 Pro Forma Period.

Cyber and Engineering cost of revenues as a percentage of revenue was 80% for the Successor 2021 Period as compared to 78% for the Predecessor 2020 and Successor 2020 Pro Forma Periods. The increase in cost of revenues as a percentage of revenue in the Successor 2021 Period relative to the Predecessor 2020 and Successor 2020 Pro Forma Periods was primarily driven by increased subcontractor costs.

Analytics cost of revenues as a percentage of revenue was 65% for the Successor 2021 Period as compared to 69% and 58% for the Successor 2020 Period and Successor 2020 Pro Forma Period, respectively. The increase in cost of revenues as a percentage of revenue for the Successor 2020 Period relative to the Successor 2020 Pro Forma Period was primarily due to increased subcontractor costs. The decrease in cost of revenues as a percentage of revenue for the Successor 2020 Period relative to the Successor 2020 Period was primarily due to contract mix.

Selling, General and Administrative

Selling, general and administrative expenses as a percentage of revenue for the Successor 2021 Period was 29% as compared to 22% for the Successor 2020 Period, 13% for the Predecessor 2020 Period, and 21% for the Successor 2020 Pro Forma Period. The increase in selling, general and administrative expenses as a percentage of revenue for the Successor 2021 Period relative to the Successor 2020, Predecessor 2020, and Successor 2020 Pro Forma Periods was primarily driven by increased payroll, information technology, and employee recruiting expenses incurred to increase personnel in advance of the planned growth of our business in the second half of 2021, as well as the increased compliance and reporting costs associated with becoming a public company. Since January of 2021, we have hired over 40 employees across various corporate functions, to prepare for our transition to a public company, and within business development team to focus on our commercial growth strategy. Additionally, the increase for the Successor 2021 Period includes $3,956 of capital market advisory fees related to preparation for the Business Combination, $1,482 related to the termination of certain legacy employee incentive benefits, $1,245 of non-recurring integration costs to streamline business functions across the Company and realize synergies from our acquisitions, and $773 of non-recurring commercial start-up costs incurred prior to the commencement of operations of the Company’s commercial market solutions.

Research and Development

Research and development expenses were $4,158 for the Successor 2021 Period as compared to $258 for the Successor 2020 Period, $77 for the Predecessor 2020 Period, and $335 for the Successor 2020 Pro Forma Period. The increase in research and development expenses was driven by increased investment in various research projects aimed at continuing to develop and refine our solutions, including enhancing features and functionality, adding new modules, and improving the application of the latest AI/ML technologies in the solutions we deliver to our customers.

Transaction Expenses

Transaction expense was $0 for the Successor 2021 Period as compared to $1,662 for the Successor 2020 Period, $0 for the Predecessor 2020 Period, and $10,091 for the Successor 2020 Pro Forma Period. The transaction expense in the Successor 2020 Period is related to the diligence costs and integration costs associated with the purchase of NuWave in 2020. The transaction expense in the Successor 2020 Pro Forma Period is related to the diligence costs and integration costs associated with the purchase of NuWave, PCI, Open Solutions and ProModel in 2020.

Interest Expense (Income)

Interest expense was $5,579 for the Successor 2021 Period as compared to $65 for the Successor 2020 Period, $1 for the Predecessor 2020 Period, and $6,641 for the Successor 2020 Pro Forma Period. The interest expense in the Successor 2021 Period was primarily incurred in connection with the Company’s Antares Capital Credit Facility, which was entered into in December 2020. Refer to our Liquidity and Capital Resources discussion below for more information.

Income Tax (Benefit) Expense

Income tax benefit was $(3,294) for the Successor 2021 Period as compared to $(296) benefit for the Successor 2020 Period and income tax expense of $7 for the Predecessor 2020 Period.

The following table provides information regarding our income tax (benefit) expense during the periods indicated:

	Successor 2021	Successor 2020	Predecessor 2020
Income tax (benefit) expense	$(3,294)	$(296)	$7
Effective tax rate	27.3%	25.7%	0.1%

Upon formation, the Successor was established as a limited liability company and elected to be taxed as a corporation for income tax purposes. Consequently, the Successor is generally subject to federal, state and local corporate income taxes. The effective tax rate for the Successor 2021 and Successor 2020 Periods differ from the U.S. federal income tax rate of 21.0% primarily due to state and local corporate income taxes, offset by non-deductible expenses. The Predecessor was established and taxed as a partnership and, therefore, was generally not subject to federal, state and local corporate income taxes. The effective tax rate for Predecessor 2020 Period differs from the U.S. federal income tax rate of 0.0% due to state and local income taxes.

As of September 30, 2021, the Company determined that it is more-likely-than-not that substantially all of its deferred tax assets will be realized in the future.

Refer to Note H—Income Taxes of the Notes to interim condensed consolidated financial statements for further discussion.

Supplemental Non-GAAP Information

The Company uses Adjusted EBITDA to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Adjusted EBITDA is a financial measure not calculated in accordance with GAAP. Adjusted EBITDA is defined as net (loss) income adjusted for interest expense, net, income tax (benefit) expense, depreciation and amortization, acquisition costs, acquisition integration costs, capital market and advisory fees and equity-based compensation. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. This non-GAAP financial measure should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Successor 2021 Q3 Period, Successor 2020 Q3 Period, Predecessor 2020 Q3 Period, and Successor 2020 Q3 Pro Forma Period

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), computed in accordance with GAAP:

	Successor 2021 Q3	Successor 2020 Q3	Predecessor 2020 Q3	Successor 2020 Q3 Pro Forma
Net (loss) income	$(3,146)	$73	$1,460	$150
Interest expense	1,870	65	—	1,980
Income tax (benefit) expense	(1,327)	(14)	—	778
Depreciation and amortization	1,759	330	18	1,902

EBITDA	(844)	454	1,478	4,810
Adjustments:
Capital market advisory fees (i)	1,510	—	—	—
Termination of legacy benefits (ii)	1,482	—	—	—
Non-recurring integration costs (iii)	740	—	—	—
Commercial start-up costs (iv)	773	—	—	—
Management fees (v)	229	150	—	150
Equity-based compensation	30	—	25	303

Adjusted EBITDA	$3,920	$604	$1,503	$5,263

(i)	The Company incurred capital market and advisory fees related to advisors assisting with preparation for the Business Combination.
(ii)	The company terminated certain legacy employee incentive benefits with final payments being made in the fourth quarter of 2021.
(iii)	Non-recurring internal integration costs related to streamlining business functions across the Company and realized synergies from our acquisitions.
(iv)	Non-recurring commercial start-up costs incurred prior to the commencement of operations of the Company’s commercial market solutions.
(v)	Management and other related consulting fees paid to AE Partners. These fees will no longer be accrued or paid subsequent to the Business Combination.

Successor 2021 Period, Successor 2020 Period, Predecessor 2020 Period, and Successor 2020 Pro Forma Period

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), computed in accordance with GAAP:

	Successor 2021	Successor 2020	Predecessor 2020	Successor 2020 Pro Forma
Net (loss) income	$(8,758)	$(855)	$4,737	$(4,767)
Interest expense	5,579	65	1	6,641
Income tax (benefit) expense	(3,294)	(296)	7	(1,336)
Depreciation and amortization	5,432	374	48	5,401

EBITDA	(1,041)	(712)	4,793	5,939
Adjustments:
Capital market advisory fees (i)	3,956	—	—	—
Transaction expenses (ii)	—	1,662	—	10,091
Termination of legacy benefits (iii)	1,482	—	—	—
Non-recurring integration costs (iv)	1,245	—	—	—
Commercial start-up costs (v)	773	—	—	—
Management fees (vi)	683	150	—	150
Equity-based compensation	86	—	74	902

Adjusted EBITDA	$7,184	$1,100	$4,867	$17,082

(i)	The Company incurred capital market and advisory fees related to advisors assisting with preparation for the Business Combination.
(ii)

For the Successor 2020 Period, the Company incurred acquisition costs related to the purchase of NuWave. For the Successor 2020 Pro Forma Period, the Company incurred acquisition costs related to the purchase of NuWave, PCI, Open Solutions and ProModel in 2020. Costs include both diligence costs and integration costs after each company was acquired.

(iii)	The company has elected to terminate certain legacy employee incentive benefits with final payments being made in the fourth quarter of 2021.
(iv)	Non-recurring internal integration costs related to streamlining business functions across the Company and realized synergies from our acquisitions.
(v)	Non-recurring commercial start-up costs incurred prior to the commencement of operations of the Company’s commercial market solutions.
(vi)	Management and other related consulting fees paid to AE Partners. These fees will no longer be accrued or paid subsequent to the Business Combination.

Free Cash Flow

Free cash flow is defined as net cash from operations less capital expenditures. Management believes free cash flow is useful to investors, analysts, and others because it provides a meaningful measure of the company’s ability to generate cash and meet its debt obligations.

The following table presents a reconciliation of free cash flow to net cash provided by (used in) operating activities, computed in accordance with GAAP:

	Successor 2021	Successor 2020	Predecessor 2020
Net cash provided by (used in) operating activities	$1,222	$182	$6,822
Capital expenditures	(601)	(57)	(115)

Free cash flow	$621	$125	$6,707

Free cash flow from acquired businesses		9,563
Operating cash flow from acquired businesses		9,765
Capital expenditures of acquired businesses		(202)

Successor 2020 Pro Forma free cash flow (i)		$9,688

(i)

The Successor 2020 Pro Forma free cash flow represent free cash flow for the respective nine months ended September 30, 2020, adjusted for estimated free cash flow for NuWave, PCI, Open Solutions, and ProModel as if each of those transactions occurred at the beginning of the period. Adjustments to reflect the estimated free cash flows from acquired businesses includes certain transaction costs (and the associated tax impacts) not already included in the net loss, where applicable. The Successor 2020 Pro Forma free cash flow were not prepared in accordance with GAAP or the pro forma rules of Regulation S-X promulgated by the SEC and should not be considered as an alternative to net cash provided by (used in) operating activities determined in accordance with GAAP. We believe that the inclusion of Successor 2020 Pro Forma free cash flow is appropriate to provide additional information to investors because securities analysts and other investors may use this non-GAAP financial measure to assess our operating performance across periods on a consistent basis. The Successor 2020 Pro Forma free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Key Performance Indicators

Backlog

We view growth in backlog as a key measure of our business growth. Backlog represents the estimated dollar value of contracts that we have been awarded for which work has not yet been performed, and in certain cases, our estimate of known opportunities for future contract awards on customer programs that we are currently supporting.

The majority of our historical revenue is derived from contracts with the Federal Government and its various agencies. In accordance with the general procurement practices of the Federal Government, most contracts are not fully funded at the time of contract award. As work under the contract progresses, our customers may add incremental funding up the initial contract award amount. We generally do not deliver goods and services to our customers in excess of the appropriated contract funding.

At the time of award, certain contracts may include options for our customers to procure additional goods and services under the contract. Options do not create enforceable rights and obligations until exercised by our customers and thus we only recognize revenue related to options as each option is exercised. Contracts with such provisions may or may not specify the exact scope, nor corresponding price, associated with options; however, these contracts will generally identify the expected period of performance for each option. In cases where we have negotiated the estimated scope and price of an option in the contract with our customer, we use that information to measure our backlog and we refer to this as Priced Unexercised Options. If a contract does not specify the scope, level-of-effort, or price related to options to procure additional goods and services, we estimate the backlog associated with those options based on our discussions with our customer, our current level of support on the customer’s program, and the period of performance for each option that was negotiated in the contract. We refer to this as Unpriced Unexercised Options.

Many of the customer programs we support relate to key national security and defense interests. At the end of a contract, our customers may elect to modify our existing contract, in order to extend the period under which we provide additional good and services or may elect to continue to procure additional goods and services from us under a new contract. If our customer notifies us that a program we currently support will be continuing under a new contract, we estimate the backlog associated with that anticipated future contract (“Anticipated Follow-on Awards”) based on the assumption that (i) we are highly likely to be awarded the contract because we are the incumbent, (ii) the program we support is of critical importance to national security and defense, and (iii) that if the contract was awarded to a different party, the transition would be highly disruptive to the achievement of our customer’s objectives. For purposes of estimating backlog related to Anticipated Follow-on Awards, we assume that the goods and services that we will deliver under that future contract will be generally similar in scope and pricing compared to our current contract and that our current level of support on the customer program will persist under the new contract. Potential contract awards with existing customers on completely new programs, or with any new customer that we have not worked with historically, would not be included in Anticipated Follow-on Awards as there is far greater uncertainty as to whether those opportunities will be awarded to us.

We define backlog in these categories to provide the reader with additional context as to the nature of our backlog and so that the reader can understand the varying degrees of risk, uncertainty, and where applicable, management’s estimates and judgements used in determining backlog at the end of a period. The categories of backlog are further defined below.

•

Funded Backlog. Funded backlog represents the contract value of goods and services to be delivered under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts.

•

Unfunded backlog. Unfunded backlog represents the contract value, or portion thereof, of goods and services to be delivered under existing contracts for which funding has not been appropriated or otherwise authorized.

•

Priced Unexercised Options: Priced unexercised contract options represent the value of goods and services to be delivered under existing contracts if our customer elects to exercise all of the options available in the contract. For priced unexercised options, we measure backlog based on the corresponding contract values assigned to the options as negotiated in our contract with our customer.

•

Unpriced Unexercised Options: Unpriced unexercised contract options represent the value of goods and services to be delivered under existing contracts if our customer elects to exercise all of the options available in the contract. For unpriced unexercised options, we estimate backlog generally under the assumption that our current level of support on the contract will persist for each option period.

•

Anticipated Follow-on Awards: Anticipated Follow-on Awards represents our estimate of the value of goods and services to be delivered under a contract that has not yet been awarded to us, but where we believe we are highly likely to be awarded the contract because we are the incumbent on an ongoing customer program, the program we support is of critical importance to national security, and that if the contract was awarded to a different party, the transition would be highly disruptive to the achievement of our customer’s objectives. We estimate backlog related to Anticipated Follow-on Awards based on the assumption that the goods and services that we will deliver under the anticipated future contract will be generally similar in scope and pricing compared to our current contract and that our current level of support on that program will persist under the new contract.

The following table summarizes certain backlog information:

	Successor As of September 30, 2021	Successor As of December 31, 2020
Funded	$103,605	$63,048
Unfunded	54,545	45,795
Priced, unexercised options	136,669	57,345
Unpriced, unexercised options	148,072	175,509
Anticipated follow-on awards	42,582	66,864

Total backlog	$485,473	$408,561

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows provided by our operations and access to existing credit facilities. Our primary short-term cash requirements are to fund working capital, operating lease obligations, and short-term debt, including current maturities of long-term debt. Working capital requirements can vary significantly from period to period, particularly as a result of the timing of receipts and disbursements related to long-term contracts.

Our medium-term to long-term cash requirements are to service and repay debt and to invest in facilities, equipment, technologies, and research and development for growth initiatives.

Our ability to fund our cash needs will depend, in part, on our ability to generate cash in the future, which depends on our future financial results. Our future results are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions.

We believe that our cash from operating activities generated from continuing operations during the year, together with available borrowings under our existing credit facilities, will be adequate for the next 12 months to meet our anticipated uses of cash flow, including working capital, operating lease obligations, capital expenditures and debt service costs. While we intend to reduce debt over time using cash provided by operations, we may also attempt to meet long-term debt obligations, if necessary, by obtaining capital from a variety of additional sources or by refinancing existing obligations. These sources include public or private capital markets, bank financings, proceeds from dispositions or other third-party sources.

As of September 30, 2021 (Successor), our available liquidity totaled $24,276, which comprised $10,776 of available cash and cash equivalents and $13,500 in available borrowings from our existing credit facilities. As of December 31, 2020 (Successor), our available liquidity totaled $24,704, which comprised $9,704 of available cash and cash equivalents and $15,000 in available borrowings from our existing credit facilities. The following table summarizes our existing credit facilities:

	Successor
	September 30, 2021	December 31, 2020
Term Loan	$109,175	$110,000
Revolver	1,500	—

Total debt	110,675	110,000
Less: unamortized discounts and issuance costs	2,628	3,006

Total debt, net	108,047	106,994
Less: current portion	2,600	1,100

Long-term debt, net	$105,447	$105,894

Antares Capital Credit Facility

On December 21, 2020, the Company entered into the Antares Capital Credit Agreement, which includes the following:

(i)

$110 million term loan (the “Antares Capital Term Loan”) that matures on December 21, 2026. Proceeds from the Antares Capital Term Loan were used to finance the acquisition of ProModel, pay acquisition-related costs, fund working capital needs and other general corporate purposes;

(ii)

$15 million revolving credit facility (the “Antares Capital Revolving Credit Facility”) that matures on December 21, 2026. Proceeds from the revolving credit facility will be used to fund working capital needs, and other general corporate purposes. The Company has drawn $1,500 on the revolving credit facility as of September 30, 2021. As of December 31, 2020, the balance of the revolving credit facility of $15 million was undrawn and available to the Company.

The Antares Capital Credit Agreement is secured by a security interest in all rights, title or interest in or to certain assets and properties owned by the Company and the guarantors included in the Antares Capital Credit Agreement. The Antares Capital Credit Agreement requires the Company to meet customary affirmative and negative covenants, default provisions, representations and warranties and other terms and conditions. The Company is required to make mandatory prepayments of the outstanding principal and accrued interest under the Antares Capital Credit Agreement (i) upon the occurrence of certain events and (ii) to the extent a specified net leverage ratio is exceeded as evaluated on any test period ending date. The test period ending dates are March 31, June 30, September 30 and December 31 each year, which started on March 31, 2021 and will continue through the maturity of the agreement.

Upon consummation of the Merger, $200,000 of convertible note financing was issued bearing interest at a rate of 6.0% per annum, payable semi-annually, and convertible into shares of common stock at an initial Conversion Price of $11.50. The Conversion Price is subject to adjustments, including but not limited to, a Conversion Rate Reset 180 days after December 7, 2021 should certain daily volume-weighted average price thresholds be met. The convertible note financing matures five years after issuance.

We do not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. We do not have any majority-owned subsidiaries that are not combined in the financial statements. Additionally, we do not have an interest in, or relationships with, any special purpose entities.

Cash Flows

The following table summarizes certain information from our interim condensed consolidated statements of cash flows:

	Successor 2021	Successor 2020	Predecessor 2020
Net cash provided by operating activities	$1,222	$182	$6,822
Net cash used in investing activities	(825)	(26,900)	(115)
Net cash provided by (used in) financing activities	675	30,517	(4,011)

Net increase in cash and cash equivalents	1,072	3,799	2,696
Cash and cash equivalents at beginning of period	9,704	—	1,664

Cash and cash equivalents at end of period	$10,776	$3,799	$4,340

Operating activities

For the Successor 2021 Period, net cash provided by operating activities was $1,222. Net loss before deducting depreciation, amortization and other non-cash items generated a cash outflow of $6,152 while favorable changes in net working capital of $7,374 contributed to operating cash flows during this period. The favorable change in net working capital was largely driven by an increase in accounts payable of $6,737, an increase in accrued liabilities of $4,733, and an increase in contract liabilities of $1,595. These increases were partially offset by increases in prepaid expenses and other current assets of $5,829 and an increase in contact assets of $288.

For the Successor 2020 Period, net cash provided by operating activities was $182. Net loss before deducting depreciation, amortization and other non-cash items generated a cash outflow of $853 while favorable changes in net working capital of $1,035 contributed to operating cash flows during this period. The favorable change in net working capital was largely driven by an increase in accounts payable of $1,427, a decrease in contract assets of $526, and an increase in accrued liabilities of $321. These increases were partially offset by an increase in accounts receivable of $1,410.

For the Predecessor 2020 Period, net cash provided by operating activities was $6,822. Net income before deducting depreciation, amortization and other non-cash items generated a cash inflow of $4,854 and was further impacted by a favorable change in net working capital of $1,968 during this period. The favorable change in net working capital was largely driven by an increase for accrued liabilities of $1,313 and an increase in accounts payable of $840. These increases were partially offset by an increase in contract assets of $269.

Investing activities

For the Successor 2021 Period, net cash used in investing activities was $825, consisting of the purchase of property and equipment of $601 and the settlement of escrow accounts related to the acquisition of businesses of $224.

For the Successor 2020 Period, net cash used in investing activities was $26,900, consisting of acquisition of businesses of $26,843 and the purchase of property and equipment of $57.

For the Predecessor 2020 Period, net cash used in investing activities was $115, consisting of the purchase of property and equipment.

Financing activities

For the Successor 2021 Period, net cash provided by financing activities was $675, consisting of proceeds from the Antares Capital Revolver of $1,500 and repayments of the Antares Credit Capital Facility of $825.

For the Successor 2020 Period, net cash provided by financing activities was $30,517, consisting of cash inflows from Parent’s contribution of $15,298 and proceeds from short term debt of $15,219.

For the Predecessor 2020 Period, net cash used in financing activities was $4,011, consisting of distributions to members.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2020.

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease commitments	$4,580	$1,449	$1,713	$987	$431
Term loan	110,000	1,100	2,200	2,200	104,500

Total	$114,580	$2,549	$3,913	$3,187	$104,931

The contractual obligations and commitments in the table above are associated with agreements that are enforceable and legally binding. The Company has drawn $1,500 on the revolving credit facility during September of 2021. There has been no other material changes in our contractual obligations and commitments other than in the ordinary course of business since our year ended December 31, 2020.

Critical Accounting Policies and Estimates

Our significant accounting policies are summarized in Note B in our audited combined financial statements for the year ended December 31, 2020. For the critical accounting estimates used in preparing our interim condensed consolidated financial statements, we make assumptions and judgments that can have a significant impact on revenue, cost and expenses, and other expense (income), net, in our interim condensed consolidated statements of operations and income, as well as, on the value of certain assets and liabilities on our interim condensed consolidated balance sheets. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe are reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

In accordance with the Company’s policies, we regularly evaluate estimates, assumptions, and judgments; our estimates, assumptions, and judgments are based on historical experience and on factors we believe are reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results the Company reports may differ from these estimates. We believe the following critical accounting policies affect the more significant estimates, assumptions, and judgments we use to prepare our interim condensed consolidated financial statements.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Business Combinations, Goodwill and Intangible Assets

Under the acquisition method of accounting, the Company recognizes tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at acquisition date. The accounting for business combinations requires us to make significant estimates and assumptions, especially with respect to goodwill and intangible assets.

Goodwill

The Company allocates the fair value of purchase consideration in a business combination to tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is allocated to goodwill. The allocation of the purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, future expected cash flows from acquired customers and acquired technology from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable, and, as a result, actual results may differ from estimates. During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

We assess goodwill for impairment at least annually, as of the October 1, and whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. For the purposes of impairment testing, we have determined that we have two reporting units. Our test of goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. We performed a qualitative assessment at the end of 2020 and based on our qualitative assessment, a quantitative assessment was not required, and no goodwill impairment was recognized for the year ended December 31, 2020.

The discounted cash flow approach requires management to make certain assumptions based upon information available at the time the valuations are performed. Actual results could differ from these assumptions. We believe the assumptions used are reflective of what a market participant would have used in calculating fair value considering current economic conditions.

Additional risks for goodwill across all reporting units include, but are not limited to:

•	Our failure to reach our internal forecasts could impact our ability to achieve our forecasted levels of cash flows and reduce the estimated discounted value of our reporting units;

•	adverse technological events that could impact our performance;

•	volatility in equity and debt markets resulting in higher discount rates; and

•	significant adverse changes in the regulatory environment or markets in which we operate.

It is not possible at this time to determine if an impairment charge would result from these factors. We will continue to monitor our goodwill for potential impairment indicators in future periods.

Intangible assets

Identifiable finite-lived intangible assets, including technology and customer relationships, have been acquired through the Company’s various business combinations. The fair value of the acquired technology and customer relationships has been estimated using various underlying judgments, assumptions, and estimates. Potential changes in the underlying judgments, assumptions, and estimates used in our valuations of acquired intangible assets could result in different estimates of the future fair values. A potential increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in estimated fair values, which may result in impairment charges that could materially affect our financial statements in any given year. The approaches used for determining the fair value of finite-lived technology and customer relationships acquired depends on the circumstances; the Company has used the income approach (within the income approach, various methods are available such as multi-period excess earnings, with and without, incremental and relief from royalty methods). Within each income approach method, a tax amortization benefit is included, which represents the tax benefit resulting from the amortization of that intangible asset depending on the tax jurisdiction where the intangible asset is held.

Finite-lived intangible assets are reported at cost, net of accumulated amortization, and are amortized on a straight-line basis over their estimated useful lives. Significant judgment is also required in assigning the respective useful lives of intangible assets. Our assessment of intangible assets that have a finite life is based on a number of factors including the competitive environment, market share, brand history, underlying product life cycles, attrition rate, operating plans, cash flows (i.e., economic life based on the discounted and undiscounted cash flows), future usage of intangible assets and the macroeconomic environment.

We evaluate the recoverability of our intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the intangible assets are expected to generate. If such review indicates that the carrying amount of our intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value.

Revenue Recognition

The recognition and measurement of revenue requires the use of judgments and estimates. Specifically, judgment is used in interpreting complex arrangements with nonstandard terms and conditions and determining when all criteria for revenue recognition have been met. The Company’s revenues are derived from the sale of artificial intelligence, machine learning, and technical consulting solutions and services.

The Company engages in long-term contracts for production and service activities and generally recognizes revenue over time (versus point in time recognition) due to the fact that the Company’s ongoing performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. The Company performs under various types of contracts, which generally include firm-fixed-price (“FFP”) and time-and-materials (“T&M”) contracts.

The Company assesses each contract at its inception to determine whether it should be combined with other contracts. When making this determination, the Company considers factors such as whether two or more contracts were negotiated and executed at or near the same time or were negotiated with an overall profit objective. If combined, the Company treats the combined contracts as a single contract for revenue recognition purposes.

The Company evaluates the products or services promised in each contract at inception to determine whether the contract should be accounted for as having one or more performance obligations. Significant judgment is required in determining performance obligations, and these decisions could change the amount of revenue and profit recorded in a given period.

The Company determines the transaction price for each contract based on the consideration the Company expects to receive for the products or services being provided under the contract. For contracts where a portion of the price may vary, the Company estimates variable consideration at the most likely amount, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company analyzes the risk of a significant revenue reversal and if necessary constrains the amount of variable consideration recognized in order to mitigate this risk.

At the inception of a contract, the Company estimates the transaction price based on its current rights and does not contemplate future modifications (including unexercised options) or follow-on contracts until they become legally enforceable. Contracts are often subsequently modified to include changes in specifications, requirements or price, which may create new or change existing enforceable rights and obligations. Depending on the nature of the modification, the Company considers whether to account for the modification as an adjustment to the existing contract or as a separate contract. Our contracts with the U.S. Government often contain options to renew existing contracts for an additional period of time (generally a year at a time) under the same terms and conditions as the original contract, and generally do not provide the customer any material rights under the contract. Therefore, such modifications are accounted for as if they were part of the existing contract and recognized as a cumulative adjustment to revenue. We account for renewal options as separate contracts when they include distinct goods or services at standalone selling prices.

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the estimated standalone selling price of the product or service underlying each performance obligation. In circumstances where the standalone selling price is not directly observable, we estimate the standalone selling price using the expected cost-plus margin approach.

The Company recognizes revenue as performance obligations are satisfied and the customer obtains control of the products and services. In determining when performance obligations are satisfied, the Company considers factors such as contract terms, payment terms and whether there is an alternative future use of the product or service. Substantially all of the Company’s revenue is recognized over time as the Company performs under the contract because control of the work in process transfers continuously to the customer.

For performance obligations to deliver products with continuous transfer of control to the customer, revenue is recognized based on the extent of progress towards completion of the performance obligation, generally using the percentage-of-completion cost-to-cost measure of progress for our contracts because it best depicts the transfer of control to the customer as we incur costs on our contracts. Under the percentage-of-completion cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation(s).

Our cost estimation process is based on the professional knowledge of our professionals and draws on their significant experience and judgment. Accounting for long-term contracts requires significant judgment relative to estimating total contract revenues and costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its personnel, who review each long-term contract to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively for contracts executed after the date of acquisition and are applied via the Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) reset method described above for contracts existing at the date of acquisition. When adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows to which the asset relates is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No such impairment charges were recognized during the periods presented.

Using a discounted cash flow method involves significant judgment and requires the Company to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Judgments are based on historical experience, current market trends, consultations with external valuation specialists and other information. If facts and circumstances change, the use of different estimates and assumptions could result in a materially different outcome. The Company generally develops these forecasts based on recent sales data, projections based on existing backlog, acquisitions, and estimated future growth of the market in which it operates.

Income Taxes

Significant judgments are required in order to determine the realizability of tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including historical operating results, estimates of future sources of taxable income, carry-forward periods available, the existence of prudent and feasible tax planning strategies and other relevant factors. The Company recognizes a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions in its provision (benefit) for income taxes.

Equity-Based Compensation

Successor

Class A Units granted to board of directors

Certain members of the board of directors of the Company have elected to receive their compensation for their services as a board member in stock, Class A units of the Parent Company. The number of units granted or to be granted by the Parent Company are determined by dividing the compensation payable for the quarter by the fair value of the Class A units at the end of each respective quarter. The total value of the Class A units granted to such board of directors for the three and nine-month periods ended September 30, 2021 is $30 and $86, respectively, and is reflected in the selling, general and administrative expenses within the condensed consolidated statements of operations.

Class B Unit Incentive Plan

In February 2021, the Company’s Parent adopted a written compensatory benefit plan (the “Class B Unit Incentive Plan”) to provide incentives to present and future directors, managers, officers, employees, consultants, advisors, and/or other service providers of the Company’s Parent or its Subsidiaries in the form of the Parent’s Class B Units (“Incentive Units”). Incentive Units have a participation threshold of $1.00 and are divided into three tranches (“Tranche I,” “Tranche II,” and “Tranche III”). Tranche I Incentive Units are subject to performance-based, service-based, and market-based conditions. The grant date fair value for the Incentive Units was $5.19.

On July 29, 2021, the Company’s Parent amended the Class B Unit Incentive Plan so that the Tranche I and the Tranche III Incentive Units will immediately become fully vested, subject to continued employment or provision of services, upon the closing of the transaction stipulated in the Merger Agreement. The Company’s Parent also amended the Class B Unit Incentive Plan so that the Tranche II Incentive Units will vest on any liquidation event, as defined in the Class B Unit Incentive Plan, rather than only upon the occurrence of an Exit Sale, subject to the market-based condition stipulated in the Class B Unit Incentive Plan prior to its amendment.

Equity-based compensation for awards with performance conditions is based on the probable outcome of the related performance condition. The performance conditions required to vest per the amended Incentive Plan remain improbable until they occur due to the unpredictability of the events required to meet the vesting conditions. As such events are not considered probable until they occur, recognition of equity-based compensation for the Incentive Units is deferred until the vesting conditions are met. Once the event occurs, unrecognized compensation cost associated with the performance-vesting Incentive Units (based on their modification date fair value) will be recognized based on the portion of the requisite service period that has been rendered.

The modification date fair value of the Incentive Units was $9.06 per unit. No equity-based compensation was recognized for the Successor 2021 Q3 Period. As of September 30, 2021 (Successor), there was approximately $85.2 million of unrecognized compensation costs related to Incentive Units.

Predecessor

On June 11, 2019, the Predecessor granted 100 Class B Incentive Units to a Member in consideration for the Member’s services to the Predecessor, subject to terms and conditions stated in the profits interest grant agreement. The Class B Incentive Units granted upon full vesting represented, 10% percent interest in the Predecessor. The Class B Incentive Units were non-voting profits interest which were subject to vesting and restrictions. According to the vesting schedule, 10 Units vested on June 11, 2019 and 90 Units would vest on January 1, 2024. The Class B Incentive Units shall have the same voting rights as the Class A Members beginning on January 1, 2024.

The Class B Incentive Units granted only had a service condition, and equity-based compensation for the Class B Incentive Units was recognized on a straight-line basis over the requisite service period. The fair value of the awards for which equity-based compensation cost was recognized was estimated using the Black-Scholes options pricing model, which uses assumptions such as a risk-free interest rates, discount rates and volatility rates. The historical volatility used in the determination of the fair value of the Class B Incentive Units was based on analysis of the historical volatility of guideline public companies and factors specific to the Predecessor.

Recent Accounting Pronouncements

See Note B—Summary of Significant Accounting Policies of the interim condensed consolidated financial statements for a discussion of recently issued accounting pronouncements.

Properties

The facilities of the Company are described in the Definitive Proxy Statement in the section titled “Information About New BigBear” and is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company upon the Closing of the Business Combination by:

•	each person known by GigCapital4 to be the beneficial owner of more than 5% of the common stock of the Company upon the Closing of the Business Combination;

•	each of the Company’s officers and directors; and

•	all officers and directors of the Company, as a group upon the Closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares	% of Class (1)
GigAcquisitions4, LLC (2),(5),(6),(7)	9,552,000	7.0%
AE Industrial Partners (3)	113,250,000	83.5%
Sean Battle (4)
Pamela Braden (4)
Dr. Reginald Brothers (4)
Peter Cannito (4)
Dr. Raluca Dinu (2),(6)	9,552,000	7.0%
Jeffry R. Dyer (4)
Brian Frutchey (4)
Paul Fulchino (4)
Samuel J. Gordy (4)
Jeffrey Hart (4)
Dorothy D. Hayes (2)	12,000	*
Raanan I. Horowitz (2)
Dr. Avi S. Katz (2),(5)	9,552,000	7.0%
Joshua Kinley (4)
Kirk Konert (4)
All directors and officers as a group (15 individuals)	9,564,000

*	Less than one percent.
(1)	Based on 135,566,227 shares of Common Stock outstanding as of December 7, 2021.
(2)	The business address for this person is 1731 Embarcadero Road, Suite 200, Palo Alto California.
(3)

BBAI Ultimate Holdings, LLC and AE BBAI Aggregator, LP are controlled by AE Industrial Partners Fund II, LP, AE Industrial Partners Fund II-A, LP and AE Industrial Partners Fund II-B, LP (collectively, the “AE Partners Funds”). The general partner of the BBAI Ultimate Holdings, LLC is AE Industrial Partners Fund II GP, LP, which in turn is managed by its general partner AeroEquity GP, LLC. AE BBRED GP, LLC is the general partner of AE BBAI Aggregator, LP which the AE Partners Funds hold all interests in. AeroEquity GP, LLC is controlled by its managing members, Michael Greene and David Rowe. Messrs. Greene and Rowe make all voting and investment decisions with respect to the securities held by AE Industrial Partners. Each of the entities and individuals named above disclaims beneficial ownership of the New BigBear securities held of record by BBAI Ultimate Holdings, LLC, except to the extent of its pecuniary interest therein. The business address of each of the foregoing entities and persons is 2500 N. Military Trail, Suite 470, Boca Raton, Florida 33431.

(4)	The business address for this person is 6811 Benjamin Franklin Drive, Suite 200, Columbia, Maryland 21046.
(5)

Represents shares held by GigAcqusitions4, LLC. The shares held by GigAcquisitions4, LLC are beneficially owned by Dr. Avi Katz, who has sole voting and dispositive power over the shares held by GigAcquisitions4, LLC.

(6)

Represents shares held by GigAcquisitions4, LLC. Dr. Dinu is a member of GigFounders, LLC, which has a financial and voting interest in GigAcquisitions4, LLC as a member of GigAcquisitions4, LLC and that entitles this partnership to participate in any economic return of GigAcquisitions4, LLC in accordance with terms negotiated with the other holders of financial and voting interests in GigAcquisitions4, LLC. Accordingly, the shares of Common Stock held by GigAcquisitions4, LLC, subject to the interests of such other holders, are indirectly and beneficially owned by Dr. Dinu by virtue of her financial interest in GigFounders, LLC.

(7)	Does not include 283,333 shares of Common Stock underlying warrants that are not exercisable within 60 days.

Directors and Executive Officers

The Company’s directors and executive officers after the Closing are described in the Definitive Proxy Statement in the section titled “Management After the Business Combination” and is incorporated herein by reference.

Executive Compensation

The executive compensation of the Company’s executive officers and directors is described in the Definitive Proxy Statement in the section titled “Management After the Business Combination—Post-Combination Company Executive Compensation” and is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

The certain relationships and related party transactions of the Company are described in the Definitive Proxy Statement in the section titled “Certain Relationships and Related Transactions” and are incorporated herein by reference. Director independence is described in the Definitive Proxy Statement in the section titled “Management After The Business Combination” and that information is incorporated herein by reference.

Legal Proceedings

The Company’s legal proceedings are described in the Definitive Proxy Statement in the sections titled “Information about the Company Prior to the Business Combination” and “Information About New BigBear” and are incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Company’s common stock and warrants began trading on the NYSE under the symbols “BBAI” and “BBAI.WS,” on December 8, 2021, subject to ongoing review of the Company’s satisfaction of all listing criteria post-Business Combination. The Company has not paid any cash dividends on shares of its common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Company’s board of directors. It is the present intention of the Company’s board of directors to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Company’s board does not anticipate declaring any dividends in the foreseeable future.

Information regarding GigCapital4’s common stock, units and warrants and related stockholder matters are described in the Definitive Proxy Statement in the section titled “Description of Securities” and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the sale and issuance of unsecured convertible notes, warrants to purchase common stock and shares of common stock.

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Definitive Proxy Statement in the section titled “Description of Securities” and is incorporated herein by reference.

Indemnification of Directors and Officers

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K concerning indemnification agreements entered into with each of the Company’s directors and executive officers.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of BigBear and GigCapital4.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of BigBear and GigCapital4.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Closing, the Company issued $200,000,000 of Convertible Notes to the Note Investors pursuant to the terms of the Note Subscription Agreements, the Indenture and the Global Note. The disclosure contained in Item 1.01 of this Report is also incorporated herein by reference.

This summary is qualified in its entirety by reference to (i) the Amended and Restated Convertible Note Subscription Agreements, the form of which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference, (ii) the Indenture, which is included as Exhibit 10.2 to this Current Report and is incorporated herein by reference, and (iii) the Credit Agreement, which is included as Exhibit 10.17 to this Current Report and is incorporated herein by reference.

Item 3.02.	Unregistered Securities

The Convertible Notes issued in connection with the Closing of the Business Combination are convertible into up to 23,058,494 shares of Company Common Stock. The disclosure contained in Item 1.01 of this Report is also incorporated herein by reference.

This summary is qualified in its entirety by reference to (i) the Convertible Notes Subscription Agreements, the form of which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference, and the (ii) the Indenture, including the form of Global Note attached as Exhibit A thereto, which is included as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

As previously disclosed in the Current Report on Form 8-K filed on November 30, 2021, on November 29, 2021, GigCapital4 and an affiliate of BBAI Holdings, AE BBAI Aggregator, LP, a Delaware limited partnership (the “AE Subscriber”) entered into a Backstop Subscription Agreement (the “Backstop Subscription Agreement”) whereby the AE Subscriber has committed to purchase at the Closing up to 7,500,000 shares of Company Common Stock at a per share purchase price of $10.00, for a maximum total amount of $75,000,000 (the “Original Subscription Amount”). As previously disclosed in the Current Report on Form 8-K filed on December 7, 2021, on December 6, 2021, GigCapital4 and the AE Subscriber entered into the First Amendment to Backstop Subscription Agreement whereby they agreed to amend the Backstop Subscription Agreement to provide that the AE Subscriber committed to purchase 8,000,000 shares of Company Common Stock for an aggregate purchase price of $80,000,000. On December 7, 2021, the AE Subscriber purchased, and the Company issued to the AE Subscriber, 8,000,000 shares of Company Common Stock.

In addition, as previously disclosed in the Current Report on Form 8-K filed on December 7, 2021, on December 6, 2021, GigCapital4 entered into payment agreements with each of Oppenheimer & Co. Inc. (“Oppenheimer”), Nomura Securities International, Inc. (“Nomura”) and BMO Capital Markets Corp. (“BMO”). In addition, on December 6, 2021, GigCapital4, BBAI Holdings and William Blair & Company, L.L.C. (“William Blair”) entered into a payment agreement. Collectively, these payment agreements are referred to as the “Payment Agreements.”

The Payment Agreements provide that the Company, at the Closing, will pay cash and issue shares of Company Common Stock to each of Oppenheimer, Nomura, BMO and William Blair, as (i) consideration for the services (a) rendered by Oppenheimer, BMO and William Blair as placement agents to GigCapital4, (b) rendered by BMO as financial advisor to GigCapital4, and (c) rendered by William Blair as financial advisor to BBAI Holdings, and (ii) settlement for the deferred underwriting commissions due and owing at the Closing by the Company to Oppenheimer and Nomura. The amount of cash and shares of Company Common Stock are as follows:

	Cash	Number of Shares of Stock
Oppenheimer	$8,338,560.00	833,856
BMO	$2,480,000.00	248,000
Nomura	$1,004,640.00	100,464
William Blair	$3,130,000.00	313,000

On December 7, 2021, the Company issued the above number of shares of Company Common Stock to the above-named parties to the Payment Agreements.

Item 3.03.	Material Modification to Rights of Security Holders

Second Amended and Restated Certificate of Incorporation

Immediately prior to the Closing of the Business Combination, GigCapital4’s amended and restated certificate of incorporation, dated February 8, 2021 (the “Charter”), was further amended and restated to:

(a)	change the post-combination company’s name to BigBear.ai Holdings, Inc.;

(b)	classify and divide the Board into three classes, each with terms expiring at different times;

(c)

delete the second sentence in Article II and delete the prior provisions under, and references to, Article IX (Business Combination Requirements; Existence) of the prior amended and restated certificate of incorporation;

(d)	amend certain terms in Article X (Corporate Opportunities) with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities; and

(e)

amend the exclusive forum provision in the prior amended and restated certificate of incorporation to conform to recent SEC guidance regarding the exclusion of certain potential claims from exclusive forum charter provisions.

As previously reported in the Current Report on Form 8-K filed with the SEC on December 3, 2021, the GigCapital4 stockholders approved this amendment and restatement of the Charter at the Special Meeting. This summary is qualified in its entirety by reference to the text of the second amended and restated certificate of incorporation, which is included as Exhibit 3.1 hereto and incorporated herein by reference.

Amended and Restated Bylaws

In connection with the Closing of the Business Combination, the Company’s bylaws were amended and restated to reflect the Company’s name change in connection with the Business Combination and to provide for the go-forward governance of the Company in a manner consistent with the Investor Rights Agreement, the Company’s Certificate of Incorporation and applicable law. This summary is qualified in its entirety by reference to the text of the amended and restated bylaws of the Company, which is included as Exhibit 3.2 hereto and incorporated herein by reference.

Item 4.01.	Changes in Registrant’s Certifying Accountants.

BPM LLP (“BPM”), GigCapital4’s independent registered public accounting firm prior to the Business Combination, was informed on December 7, 2021 that it was dismissed as the Company’s independent registered public accounting firm. Effective December 7, 2021, the Company’s board of directors approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Grant Thornton previously served as the independent registered public accounting firm of BigBear.ai Holdings, LLC, NuWave Solutions, LLC, Open Solutions Group, LLC, and ProModel (a carve-out of ProModel Government Solutions, Inc.) prior to the Business Combination.

BPM’s report on GigCapital4’s financial statements as of December 31, 2020 and for the period from December 4, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainties, audit scope, or accounting principles. During the period from December 4, 2020 (inception) through December 31, 2020 and the subsequent interim period through December 7, 2021, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between the Company and BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BPM, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods.

During the period from December 4, 2020 (inception) through December 31, 2020, and the subsequent interim period through December 7, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from December 4, 2020 (inception) through December 31, 2020 and the subsequent interim period through December 7, 2021, GigCapital4’s did not consult with Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of GigCapital4 or BigBear, and no written report or oral advice was provided to GigCapital4, Inc. by Grant Thornton that Grant Thornton concluded was an important factor considered by BigBear in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided BPM with a copy of the foregoing disclosures and has requested that BPM furnish the Company with a letter addressed to the SEC, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures made by the Company set forth above, and, if not, stating the respects in which it does not agree.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure in the Definitive Proxy Statement in the section titled “Proposal No. 1— The Business Combination Proposal,” which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Immediately after giving effect to the Business Combination, there were approximately 135.57 million shares of common stock of the Company outstanding. As of such time, our officers and directors and their affiliated entities held 90.6% of our outstanding shares of common stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Officers

The following persons are serving as executive officers and directors of the Company upon the Closing, with Dr. Reginald Brothers, Jeffry Dyer, Brian Frutchey, Samuel Gordy and Joshua Kinley having been named as executive officers effective upon the Closing on December 7, 2021 and each of the directors having been elected by the GigCapital4 stockholders to the board also upon the Closing on December 7, 2021. For biographical and current compensatory information concerning the executive officers and directors, see the disclosure in the Definitive Proxy Statement in the sections titled “Management After the Business Combination” which is incorporated herein by reference.

Name	Age	Position
Dr. Reginald Brothers	62	Chief Executive Officer, Director
Jeffry Dyer	49	President of Commercial
Brian Frutchey	44	Chief Technology Officer
Samuel Gordy	61	Chief Operating Officer
Joshua Kinley	47	Chief Financial Officer
Sean Battle	52	Director
Peter Cannito	49	Director, Chairman
Pamela Braden	63	Director
Dr. Raluca Dinu	47	Director
Paul Fulchino	75	Director
Jeffrey Hart	32	Director
Dorothy D. Hayes	70	Director
Raanan I. Horowitz	61	Director
Dr. Avi Katz	63	Director
Kirk Konert	34	Director

Effective upon the Closing on December 7, 2021, Dr. Raluca Dinu and Brad Weightman resigned as executive officers of GigCapital4, and each of Neil Miotto and Andrea Betti-Berutto, following their not standing for re-election to the Board, resigned as directors of GigCapital4.

On December 7, 2021, the board of directors reclassified three directors, such that Dr. Avi S. Katz and Dr. Raluca Dinu were made Class II directors and Dorothy Hayes was made a Class I director.

2021 Long-Term Incentive Plan and the 2021 Employee Stock Purchase Plan

As previously reported in the Current Report on Form 8-K filed with the SEC on December 3, 2021, at the Special Meeting, the GigCapital4 stockholders considered and approved the BigBear.ai Holdings, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”) and the BigBear.ai Holdings, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2021 Plan, the “Equity Plans”), and reserved an aggregate of 18,571,240 shares of common stock for issuance under the 2021 Plan and an aggregate of 1,857,124 shares of common stock for issuance under the 2021 ESPP. The Equity Plans were previously approved, subject to stockholder approval, by the Board of GigCapital4 on August 12, 2021. The Equity Plans became effective immediately upon the Closing of the Business Combination. The number of shares of common stock reserved for issuance under the Equity Plans are subject to an “evergreen” provision pursuant to which such number of shares will automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year in an amount for the 2021 Plan equal to five percent (5%), and for the 2021 ESPP equal to one percent (1%), in each case of the total number of shares of common stock issued and outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the board of directors.

The Company’s Board of Directors also adopted on December 7, 2021 a form of Employee Restricted Stock Unit Agreement, a form of Non-Employee Director Restricted Stock Unit Agreement, a form of Nonqualified Stock Option Award Agreement and a form of Performance Stock Unit Agreement that the Company will generally use for grants under its 2021 Plan and that are included herein as Exhibit 10.6, Exhibit 10.7, Exhibit 10.8 and Exhibit 10.9, respectively.

A more complete summary of the terms of the Incentive Plan is set forth in the Definitive Proxy Statement in the section titled “Proposal No. 5—The Equity Plans Proposal.” That summary and the foregoing description of the 2021 Plan and the 2021 ESPP are qualified in their entirety by reference to the text of the 2021 Plan and the 2021 ESPP, which are filed as Exhibit 10.4 and Exhibit 10.5 hereto respectively, and incorporated herein by reference to this Current Report on Form 8-K.

Indemnification Agreements for Company Directors and Officers

In connection with the closing of the Business Combination, the Company entered into indemnification agreements with each of its directors and officers (the “Indemnification Agreements”). The Indemnification Agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement. The foregoing description of the Indemnification Agreements is not complete and is subject to, and qualified in its entirety by reference to the text of the form of Indemnification Agreement, which is included as Exhibit 10.3 to this Current Report on Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 to this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Definitive Proxy Statement in the section titled “Proposal No. 1— The Business Combination Proposal,” which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K.

Item 8.01.	Other Events

As a result of the Business Combination and by operation of Rule 12g-3(a) promulgated under the Exchange Act, BigBear.ai is a successor issuer to GigCapital4. BigBear.ai hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(a)-(b) Financial Statements.

The audited balance sheet of GigCapital4, Inc., as of December 31, 2020, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the period of December 4, 2020 (date of inception) through December 31, 2020, and the related notes thereto and report of independent registered public accounting firm, in the Definitive Proxy Statement in the section titled “Summary Historical Financial Information of the Company” are incorporated herein by reference.

The audited consolidated balance sheets of BigBear.ai Holdings, LLC as of December 31, 2020 and 2019, the related consolidated statements of operations, other comprehensive income loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes thereto and report of independent registered public accounting firm, in the Definitive Proxy Statement in the section titled “Summary Historical Financial Information of BigBear.ai Holdings, LLC” are incorporated herein by reference.

The unaudited pro forma condensed combined financial statements as of December 31, 2020 and for the year ended December 31, 2020 are filed with this Current Report on Form 8-K as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

(d) Exhibits.

Exhibit	Description

2.1 †	Agreement and Plan of Merger, dated as of June 4, 2021, by and among GigCapital4, Inc., GigCapital4 Merger Sub Corporation, BigBear.ai Holdings, LLC and BBAI Ultimate Holdings, LLC, as amended by the Amendment to Merger Agreement, dated as of August 6, 2021 (included as Annex A to the Definitive Proxy Statement filed pursuant to Section 14(a) on November 5, 2021)

2.2	Amendment No. 2 to Merger Agreement, dated as of November 29, 2021 (incorporated by reference to Exhibit 10.1 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on November 30, 2021)

3.1	Second Amended and Restated Certificate of Incorporation of BigBear.ai Holdings, Inc.

3.2	Bylaws of BigBear.ai Holdings, Inc.

10.1	Form of Amended and Restated Convertible Note Subscription Agreement and form of Revised Indenture (incorporated by reference to Exhibit 10.3 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on November 30, 2021)

10.2	Indenture, dated as of December 7, 2021, by and among BigBear.ai Holdings, Inc., the Guarantors (as defined in the Indenture) and Wilmington Trust, National Association

10.3#	Form of Indemnification Agreement

10.4#	BigBear.ai Holdings, Inc. 2021 Long-Term Incentive Plan

10.5#	BigBear.ai Holdings, Inc. 2021 Employee Stock Purchase Plan

10.6#	Form of Employee Restricted Stock Unit Agreement

10.7#	Form of Non-Employee Director Restricted Stock Unit Agreement

10.8#	Form of Nonqualified Stock Option Award Agreement

10.9#	Form of Performance Stock Unit Agreement

10.10	Backstop Subscription Agreement, dated as of November 29, 2021, by and between GigCapital4, Inc. and AE BBAI Aggregator, LP (incorporated by reference to Exhibit 10.2 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on November 30, 2021)

10.11	First Amendment to Backstop Subscription Agreement, dated as of December 6, 2021, by and between GigCapital4, Inc. and AE BBAI Aggregator, LP (incorporated by reference to Exhibit 10.1 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on December 7, 2021)

10.12	Payment Agreement, dated December 6, 2021, by and between GigCapital4, Inc. and Oppenheimer & Co. Inc. (incorporated by reference to Exhibit 10.3 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on December 7, 2021)

10.13	Payment Agreement, dated December 6, 2021, by and between GigCapital4, Inc. and Nomura Securities International, Inc. (incorporated by reference to Exhibit 10.4 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on December 7, 2021)

10.14	Payment Agreement, dated December 6, 2021, by and between GigCapital4, Inc. and BMO Capital Markets Corp. (incorporated by reference to Exhibit 10.5 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on December 7, 2021)

10.15	Payment Agreement, dated December 6, 2021, by and among GigCapital4, Inc., BBAI Ultimate Holdings, LLC and William Blair & Company, L.L.C. (incorporated by reference to Exhibit 10.6 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on December 7, 2021)

10.16	Amended and Restated Investor Rights Agreement, dated December 6, 2021, by and among GigCapital4, Inc., BBAI Ultimate Holdings, LLC, AE BBAI Aggregator, LP, GigAcquisitions4, LLC, Oppenheimer & Co. Inc., Nomura Securities International, Inc., BMO Capital Markets Corp., William Blair & Company, L.L.C., and Other Holders (as defined in the Amended and Restated Investor Rights Agreement) (incorporated by reference to Exhibit 10.7 filed on the Company’s Current Report on Form 8-K, filed by the Registrant on December 7, 2021)

10.17	Credit Agreement, dated as of December 7, 2021, by and among BigBear.ai Holdings, Inc. the other borrowers party thereto from time to time, the lenders from time to time party hereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders

10.18	Employment Agreement, dated as of October 23, 2020, between PCI Strategic Management, LLC, and Joshua Kinley

10.19	Offer Letter, dated as of May 22, 2020, on behalf of AE Industrial Partners Fund II, L.P., to Mr. Reginald Brothers

16.1	Letter from BPM LLP to Securities and Exchange Commission, dated December 13, 2021

99.1	Unaudited Pro Forma Condensed Combined Financial Statements of BigBear.ai Holdings, LLC as of December 31, 2020 and for the year ended December 31, 2020

99.2	Unaudited consolidated financial statements of BigBear.ai Holdings, LLC as of and for the three months ended September 30, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

#	Indicates a management contract or compensatory plan, contract or arrangement.
†

Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2021

By:	/s/ Dr. Reginald Brothers
Name:	Dr. Reginald Brothers
Title:	Chief Executive Officer